EX-28.h.1.cc

DFA INVESTMENT DIMENSIONS GROUP INC.

TRANSFER AGENCY AGREEMENT

ADDENDUM NUMBER TWENTY-NINE

THIS ADDENDUM is made as of the 4th day of November, 2011, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (the “Transfer Agent”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained Transfer Agent to serve as the Fund’s transfer agent, registrar and dividend disbursing agent, pursuant to a Transfer Agency Agreement, dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 24 of the Agreement provides that Transfer Agent may delegate its duties only under certain circumstances; and

WHEREAS, Transfer Agent and the Fund desire to amend Paragraph 24 to allow for Transfer Agent’s ability to use subcontractors and for such other matters described herein; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. Paragraph 24 of the Agreement is hereby deleted in its entirety and is amended and restated as follows:

24. Assignment and Delegation; Subcontracting. Except as expressly provided in this Paragraph 24, no party may assign, delegate or transfer this Agreement or assign, delegate or transfer any right or obligation hereunder without the prior written consent of the other party, and any attempt at such, or any such assignment, delegation or transfer, in the absence of advance written consent, shall be void. For clarification: “assign”, “delegate” and “transfer” as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee, delegate or transferee all the rights and obligations being conveyed and fully and irrevocably divest the assignor, delegator or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a “transfer” under this Paragraph. Notwithstanding the foregoing: Transfer Agent may assign or transfer this

Agreement to an affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that Transfer Agent gives the Fund thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the level or quality of services received by the Fund under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of Transfer Agent; and Transfer Agent may subcontract with, hire, or engage any affiliate or unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of Transfer Agent under this Agreement, but any such subcontracting, hiring, or engaging shall not relieve Transfer Agent of any of its liabilities hereunder, and Transfer Agent shall be fully responsible to the Fund for the acts or omissions of any subcontractor as Transfer Agent is for its own acts or omissions. With regard to printing, mailing or other services that are provided by a subcontractor not affiliated with Transfer Agent, Transfer Agent will use all reasonable commercial efforts to coordinate with such subcontractor and to timely and accurately provide all information required by such subcontractor to perform the services delegated to the subcontractor.

2. Paragraph 12 of the Agreement is hereby amended by adding the following after the final sentence of the Paragraph.

The Transfer Agent further agrees that such confidential information shall be held and treated by it, its officers, employees, affiliates, agents and subcontractors using the same degree of care used to protect its own confidential information, but in no event less than a commercially reasonable degree of care, and shall be used by each party only for the purposes for which it was provided and shall be disclosed by such party only to those employees who have a need to know in order to accomplish the business purpose in connection with which the confidential information was provided.

Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it (or in the case of a delegation, its subcontractor) will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P, the Act, or other law or regulation. Further, Transfer Agent will review the privacy policies adopted by the Fund pursuant to Regulation S-P, as may be modified from time to time and as provided to Transfer Agent, and will notify the Fund if any inconsistencies are identified with the Transfer Agent’s applicable policies and procedures. Should such inconsistencies be identified, Transfer Agent agrees to work with the Fund to develop a mutually agreed upon solution. In this regard, Transfer Agent represents, warrants, and agrees that it has in place and will maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to (or use of) records and information relating to the Fund and its shareholders.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be November 4, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Twenty-Nine to the Agreement to be executed by their duly authorized officers designated below on the day and year first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

3